LIMITED LIABILITY COMPANY AGREEMENT

OF

CARRIER EQ, LLC

This limited liability company agreement (this "*Agreement*") of Carrier EQ, LLC, a Delaware limited liability company (the "*Company*"), is entered into by Lake Niassa Empreendimentos e Participações Ltda., a limited liability company duly organized under the laws of the Federative Republic of Brazil, as the sole member (the "*Sole Member*"), as of May 21, 2020.

WHEREAS, the Company was previously formed as a corporation, CarrierEQ, Inc., by the filing of the certificate of incorporation (the "*Certificate of Incorporation*") with the Secretary of State of the State of Delaware pursuant to and in accordance with the laws of the State of Delaware on January 19, 2016 (as amended and restated on July 12, 2016 and further amended and restated on May 21, 2020), and originally governed by the Certificate of Incorporation and the bylaws of the Company.

WHEREAS, the Company was converted to a limited liability company on May 21, 2020, by the filing of a certificate of conversion (the "*Certificate of Conversion*") with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act (6 *Del. C.* §18-214, *et seq.*), as amended from time to time (the "*Act*"), and the concurrent filing of a certificate of formation of the Company (the "*Certificate of Formation*") with the Secretary of State pursuant to and in accordance with Section 18-201 of the Act.

NOW, THEREFORE , the Sole Member agrees that membership in and management of the Company shall be governed by the terms hereinafter set forth.

1. Name.

(a) The name of the limited liability company continued hereby is Carrier EQ, LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Sole Member.

(b) The Sole Member hereby continues the Company as a limited liability company pursuant to the provisions of the Act and acknowledges that the rights, duties and liabilities of the Sole Member shall be as provided in the Act except as provided in this Agreement.

2. Purposes. The objects and purposes of, and the nature of the business to be conducted and promoted by the Company are engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office; Registered Agent.

(a) The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

(b) The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

4. Principal Office. The principal office of the Company shall be Rua Samuel Klein, 83, in the City of São Caetano do Sul, State of São Paulo, Zip Code 09510-125, Brazil, or at such other place as the Sole Member may determine from time to time. The Sole Member may establish additional offices as it deems necessary.

5. Sole Member. Lake Niassa Empreendimentos e Participações Ltda. is the Sole Member of the Company. The Sole Member shall have a limited liability company interest in the Company and the rights, powers, duties and obligations as provided in the Act, except, to the extent permitted by the Act, as otherwise provided herein.

6. Authorized Person. The officer of the Company (the "***Officer***"), as an "authorized person" within the meaning of the Act, had executed, delivered and filed the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware. Such filing is hereby ratified and confirmed in all respects. Each Officer is hereby designated as an authorized person of the Company (an "***Authorized Person***") within the meaning of the Act, acting singly, to execute, deliver and file any amendments to and/or restatements of the Certificate of Conversion, the Certificate of Formation and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the Secretary of State of the State of Delaware. The Authorized Person shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Sole Member may wish the Company to conduct business.

7. Management. Subject to the limitations provided in this Agreement, the Sole Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Sole Member on behalf of the Company shall constitute the act of and serve to bind the Company. In dealing with the Sole Member acting on behalf of the Company, no person or entity shall be required to inquire into the authority of the Sole Member to bind the Company. Persons and entities dealing with the Company are entitled to rely conclusively on the power and authority of the Sole Member as set forth in this Agreement.

8. Delegation of Authority. Subject to matters which are expressly reserved to the Sole Member for decision under Section 9, the Sole Member may, from time to time, designate one or more Officers with such titles as may be designated by the

Sole Member to act in the name of the Company with such authority as may be delegated to such Officer(s) by the Sole Member. Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Sole Member. Any action jointly taken by (i) at least two Officers or (ii) by one Officer and one representative with specific powers designated by the Sole Member shall constitute the act of and serve to bind the Company. In dealing with the Officers acting on behalf of the Company, no person or entity shall be required to inquire into the authority of the Officers to bind the Company. Persons and entities dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

9. Matters Reserved for the Sole Member. Notwithstanding anything to the contrary set forth in this Agreement, written approval of the Sole Member shall be required for each of the following actions:

(a) with respect to any manager, officer, director or employee of the Company or any of its subsidiaries: (i) appointment, retention or removal of, or entering into any employment agreement or other compensation arrangement with, such person, (ii) the amendment or other modification of any employment agreement or other compensation arrangement entered into with such person, (iii) granting any awards, canceling any awards or re-allocating any awards under an equity incentive plan or a bonus incentive plan, or the payment of cash bonuses, (iv) granting any severance or termination payment or (v) establishment, adoption, entering into, amendment or modification to or termination of any employee benefit plan ;

(b) any sale, lease or other conveyance of assets of the Company or its subsidiaries (including equity interests in any entity and any intellectual property of the Company or its subsidiaries) in any transaction or series of related transactions, for any amount, unless contemplated in the annual budget approved by the Sole Member (the "***Budget***");

(c) the disposition or acquisition of any equity securities of the Company, the subsidiaries of the Company or any other company;

(d) creation of any mortgage or charge or permitting the creation of or suffering to exist any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of the undertaking, property or assets of the Company or any subsidiary other than any mortgage, charge, lien or other encumbrance securing obligations contemplated in the Budget;

(e) making, or committing to make, any expenditures by the Company or its subsidiaries, exceeding $20,000.00 in a single or a series of transactions over any 12-month period, unless contemplated in the Budget;

(f) any guarantee, assumption or incurrence of, or grant of any security interests to secure, indebtedness of the Company or any subsidiary in excess of $20,000.00 in any 12-month period, unless contemplated in the Budget;

(g) entering into any agreement, verbal or in writing, or other transaction between the Company or any subsidiary of the Company, on the one hand, and any members, executive officers, or directors or affiliates of any of the foregoing, on the other (including, without limitation, any purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement, or any loans or advances to or guarantees for the benefit of any members, officers or directors of the Company or any subsidiary, other than in the ordinary course of business as part of travel advances, relocation advances or salary)

(h) any investments whether by the Company or on behalf of its subsidiaries, including investments in expansion projects, in any amount, unless contemplated in the Budget;

(i) commencement of any liquidation, dissolution or voluntary bankruptcy, administration, insolvency proceeding, recapitalization or reorganization of the Company or its subsidiaries in any form of transaction, any arrangement with creditors, or the consent to entry of an order for relief in an involuntary case, or the conversion of an involuntary case to a voluntary case, or the consent to any plan of reorganization in any involuntary or voluntary case, or the consent to the appointment or taking possession by a receiver, trustee or other custodian for all or any portion of its property, or otherwise seek the protection of any applicable bankruptcy or insolvency law;

(j) any settlements or changes in current settlements with the U.S. Securities and Exchange Commission, the Massachusetts Securities Division or any other regulatory body relating to the offering and transactions consummated by the Company on or about October 10, 2017, pursuant to which the Company sold AirTokens and received aggregate proceeds of approximately $15,000,000 (the "**Initial Coin Offering**");

(k) any transaction resulting in the disposal or encumbrance of the Company's rights relating to the AirTokens sold in the Initial Coin Offering;

(l) any corporate reorganizations of the Company;

(m) forming or agreeing to form any consortium, joint venture or any other type of association between the Company and its subsidiaries with any third parties;

(n) issuance of any equity interests or convertible securities, including but not limited to cryptocurrencies, by means of a public or private offering;

(o) licensing the Company's digital wallet, web applications, application programming interface, integration components, as well as any current or future technology or intellectual property;

(p) the assumption of obligations related to activities that are not contemplated by the corporate purpose of the Company;

(q) increase in the net debt of the Company beyond the limits provided in the Budget; and

(r) entering into, amending or terminating any agreements or transactions with third parties or advancing any contracts already in force, whether of non-financial nature or by which the Company and/or its subsidiaries may assume any obligations, separately or on a series of similar or identical actions, involving, for a period of twelve (12) months, amounts above $20,000.00 except as provided in the Budget.

10. **Units; Percentage Interest**. The limited liability company interests in the Company are represented by one class of interests (the "**Units**"). The Units shall be uncertificated. The limited liability company interest of the Sole Member in the Company shall be 100%.

11. **Capital Contributions**. The Sole Member shall have no obligation to make any capital contributions to the Company, but may make such capital contributions to the Company as it may deem necessary or advisable in connection with the business of the Company from time to time.

12. **Distributions**. The Sole Member shall make an initial contribution of cash or property to the Company at such time and in such amounts as the Sole Member shall determine.

13. **Fiscal Year**. The fiscal year of the Company shall be the calendar year.

14. **Liability of the Sole Member**. The Sole Member, in its capacity as member of the Company, shall have no liability for the obligations or liabilities of the Company except to the extent provided in the Act and applicable law. Nothing expressed in or implied by this Agreement shall be construed to confer upon or to give any person, except the Sole Member, any rights or remedies under or by reason of this Agreement.

15. **Dissolution**.

(a) Subject to the occurrence of an event of dissolution pursuant to Section 16(b), the Company shall have perpetual existence.

(b) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Sole Member; (ii) at any time there is no member of the Company unless the Company is continued in accordance with the Act; or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(c) In the event of dissolution, the Company shall wind up its affairs (including the sale of the assets of the Company) in an orderly manner, and the assets of the Company shall be applied in the manner, and in the order of priority, set

forth in Section 18-804 of the Act. As part of the winding up process, any amounts permitted to be distributed to the Sole Member in accordance with Section 18-804 of the Act shall be distributed to the Sole Member.

16. Indemnification. To the fullest extent permitted by law, a Covered Person (as defined below) shall have no personal liability to the Company or its members for monetary damages for breach of any fiduciary duty or breach of contract as a Covered Person; provided that the foregoing provision shall not eliminate the liability of a Covered Person for loss or damage that is ultimately determined by final judicial decision from which there is no further right to appeal (a "***Final Adjudication***") that such loss or damage is due to an act or omission of such a Covered Person that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, the Company shall (a) indemnify any person or such person's heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives or assigns who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was the Sole Member or any other member of the Company, manager, director, Officer, employee or agent of the Company or is or was serving at the request of the Company or the Sole Member or any other member of the Company as a manager, director, officer, employee or agent of another corporation, limited liability company, limited or general partnership, joint venture, trust or other enterprise, domestic or foreign (a "***Covered Person***"), against expenses, attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other losses actually and reasonably incurred by such person in connection with such action, suit or proceeding, and (b) subject to receipt of a written undertaking by, or on behalf of, such Covered Person to repay such expenses to the extent that it shall be determined ultimately by a Final Adjudication that such Covered Person is not entitled to be indemnified hereunder, advance expenses incurred by a Covered Person in defending such civil or criminal action, suit or proceeding to the full extent authorized or permitted by the laws of the State of Delaware; provided that a Covered Person shall not be so indemnified with respect to any matter as to which there has been a Final Adjudication that such Covered Person's acts or failure to act constituted a bad faith violation of the implied contractual covenant of good faith and fair dealing. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity to the Company or its members, are agreed by the Sole Member to replace such other duties and liabilities of each such Covered Person.

17. Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may only be amended by the unanimous written consent of the Sole Member to such effect.

18. Successors and Assigns. This Agreement shall be binding upon the Sole Member and its respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the Sole Member

and, except as otherwise provided herein, its respective successors, executors, administrators, legal representatives, heirs and legal assigns.

19. **Governing Law**. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and all rights and remedies shall be governed by said laws. The Sole Member intends the provisions of the Act to be controlling as to any matters not set forth in this Agreement.

20. **No Benefit of Third Parties**. The provisions of this Agreement are intended only for the regulation of relations among the Sole Member and former or prospective members of the Company. This Agreement is not intended for the benefit of any other person, other than Covered Persons as set forth in Section 17.

21. **Separability of Provisions**. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

22. **Counterparts**. This Agreement may be executed in any number of counterparts, including by facsimile or other electronic signature. All counterparts shall be construed together and shall constitute one instrument.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

Sole Member:

LAKE NIASSA EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.

DocuSigned by: Orivaldo Padilha
F9059577A3FD452...

DocuSigned by: [signature]
8C9D6C89DBC6490...

By:______________________________

Name:	Orivaldo Padilha	Helisson Brigido Andrade Lemos
Title:	Executive Officer	Executive Officer